Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Share Incentive Plan of iHuman Inc. of our report dated June 26, 2020 (except for Note 18, as to which the date is September 8, 2020), with respect to the consolidated financial statements of iHuman Inc. included in its Registration Statement (Form F-1 No. 333-248647) and related Prospectus of iHuman Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 2, 2021